EXHIBIT 1

                             MATERIAL CHANGE REPORT

              s. 85(1)(b) OF THE SECURITIES ACT (BRITISH COLUMBIA)
                  s. 118(1)(b) OF THE SECURITIES ACT (ALBERTA)
                s. 84(1)(b) OF THE SECURITIES ACT (SASKATCHEWAN)
                    s. 75(2) OF THE SECURITIES ACT (ONTARIO)
                      s. 73 OF THE SECURITIES ACT (QUEBEC)
                  s. 81(2) OF THE SECURITIES ACT (NOVA SCOTIA)
                  s. 76(2) OF THE SECURITIES ACT (NEWFOUNDLAND)

ITEM 1.   REPORTING ISSUER:

          Breakwater Resources Ltd.
          Suite 2000
          95 Wellington Street West
          Toronto, Ontario
          M5J 2N7

ITEM 2.   DATE OF MATERIAL CHANGE:

          November 6, 2002.

ITEM 3.   PRESS RELEASE:

          A press release regarding the material change was issued in Toronto, Ontario on November 6, 2003 through Canada NewsWire.

ITEM 4.   SUMMARY OF MATERIAL CHANGE:

          Breakwater Resources Ltd. released its financial and operating results for the quarter and nine months ended September 30, 2003.

ITEM 5.   FULL DESCRIPTION OF MATERIAL CHANGE:

          Please see attached press release.

ITEM 6. RELIANCE ON SECTION 75(3) OF THE SECURITIES ACT (ONTARIO) AND ANALOGOUS PROVISIONS:

          Not applicable.

ITEM 7.   OMITTED INFORMATION:

          Not applicable.

ITEM 8.   SENIOR OFFICERS:

          E. Ann Wilkinson
          Corporate Secretary
          Breakwater Resources Ltd.

          Telephone: (416) 363-4798 Ext. 277

                                       2.

ITEM 9. - STATEMENT OF SENIOR OFFICER:

          The foregoing accurately discloses the material change referred to herein.

          Dated at Toronto, Ontario as of the 17th day of November, 2003.


                                            "E. Ann Wilkinson" (signed)

                                            ---------------------------------
                                            E. Ann Wilkinson
                                            Corporate Secretary
                                            Breakwater Resources Ltd.

[LOGO] Breakwater Resources Ltd.
--------------------------------------------------------------------------------
BREAKWATER RESOURCES LTD.
95 Wellington Street West, Suite 2000
Toronto, Ont., M5J 2N7

                                                         Tel: (416) 363-4798
                                                         Fax: (416) 363-1315
--------------------------------------------------------------------------------
NEWS RELEASE

                        BREAKWATER REPORTS THIRD QUARTER
                         FINANCIAL AND OPERATING RESULTS

November 6, 2003... For the quarter ended September 30, 2003, Breakwater Resources Ltd. (TSX-BWR) reported an unaudited consolidated net loss of $4.1 million ($0.02 per share) compared with an unaudited consolidated net loss of $16.9 million ($0.09 per share) for the same period in 2002. The main reasons for the improvement were stronger metal prices, lower treatment and marketing costs, and a lower non-cash foreign exchange loss on the US dollar denominated debt.

For the nine month period ended September 30, 2003, the Company had unaudited consolidated net earnings of $6.8 million ($0.03 per share) compared with an unaudited consolidated net loss of $17.9 million ($0.11 per share) for the same period of 2002. The main reasons for the improvement were the same as for the quarter but also include the gain on the sale of the Lapa property ($10.6 million) and a non-cash foreign exchange gain on the US dollar denominated debt ($9.6 million). The foreign exchange gain is a non-cash item to be realized on repayment of debt.

Gross sales revenue for the third quarter of 2003 was $41.6 million compared with $74.5 million in 2002 and for the first nine months of 2003 was $156.2 million compared with $201.1 million for the same period in 2002. The reduction in gross sales revenue between the comparable periods is mainly related to the closure of the Nanisivik mine in September of 2002, and the weaker US dollar in 2003 resulting in lower revenue in Canadian dollars.

-----------------------------------------------------------------------------
Sales by Metal
----------------------- -------------------------- --------------------------
                                To September 2003          To September 2002
----------------------- -------------------------- --------------------------
Zinc - lbs.                           242,940,000                291,803,000
----------------------- -------------------------- --------------------------
Lead - lbs.                            22,324,000                 26,095,000
----------------------- -------------------------- --------------------------
Copper - lbs.                           6,557,000                  9,050,000
----------------------- -------------------------- --------------------------
Silver - ounces                         1,258,000                  1,549,000
----------------------- -------------------------- --------------------------
Gold - ounces                               2,975                      4,106
----------------------- -------------------------- --------------------------

Cash provided by operating activities before non-cash working capital items was $1.7 million ($0.01 per share) for the third quarter of 2003, up from a $6.8 million outflow ($0.035 per share) in 2002. For the first nine months of 2003 the cash provided by operating activities was $4.2 million, slightly less than the $4.7 million provided in the same period in 2002.

The following table, based on sales, summarizes the financial statistics for each mine for the third quarter of 2003 compared with the third quarter of 2002.


-------------------- --------------- ------------------- --------------- ----------------
(millions of $)                         CONTRIBUTION
                                        (LOSS) FROM
                          GROSS            MINING            NON-CASH        CAPITAL
                         REVENUE         ACTIVITIES*          COSTS        EXPENDITURES
-------------------- --------------- ------------------- --------------- ----------------
                      2003     2002    2003       2002    2003     2002    2003    2002
-------------------- ------- ------- --------- --------- ------- ------- ------- --------
Bouchard-Hebert       16.9     22.1    (0.4)      (0.4)    2.4      1.7    0.0      0.3
-------------------- ------- ------- --------- --------- ------- ------- ------- --------
Bougrine               7.1      1.6    (2.2)      (2.5)    1.8      1.9    0.0      0.5
-------------------- ------- ------- --------- --------- ------- ------- ------- --------
El Mochito            12.7     10.6     1.1       (3.4)    1.2      1.8    0.9      0.6
-------------------- ------- ------- --------- --------- ------- ------- ------- --------
El Toqui               3.9     16.3    (0.6)      (0.3)    0.9      0.6    1.7      1.1
-------------------- ------- ------- --------- --------- ------- ------- ------- --------
Nanisivik              1.1     23.8     0.1       (4.4)      -      1.3      -        -
-------------------- ------- ------- --------- --------- ------- ------- ------- --------
Total                 41.6     74.5    (2.2)     (11.0)    6.3      7.3    2.6      2.6
-------------------- ------- ------- --------- --------- ------- ------- ------- --------
* after non-cash costs (depreciation, depletion and reclamation)


STATEMENT OF OPERATIONS AND DEFICIT DATA                 First Nine Months              Third Quarter
                                                      ----------------------       ----------------------
                                                         2003         2002            2003         2002
                                                      ----------   ---------       ----------   ---------
(000's except for per share numbers)
Gross Sales Revenue                                    $156,201     $201,142        $ 41,624     $ 74,455
Treatment and Marketing Costs                            61,808       90,604          14,705       35,868
Net Sales Revenue                                        94,393      110,538          26,919       38,587
Total Operating Costs                                   100,890      121,164          29,141       49,606
(Loss) Contribution from Mining Activities               (6,497)     (10,626)         (2,222)     (11,019)
Net Earnings (Loss)                                       6,791      (17,854)         (4,093)     (16,930)
Net Earnings (Loss) per Common Share                       0.03        (0.11)          (0.02)       (0.09)
Cash Provided by Operating Activities(1)                  4,177        4,731           1,657       (6,836)
Capital Expenditures                                   $  7,865     $  7,122        $  2,582     $  2,859
Weighted Average Number of Common
Shares Outstanding after Bonus Element                  196,404      157,996         197,012      192,737

(1) Before changes in non-cash working capital items.

OVERVIEW

The total cash cost per pound of payable zinc was US$0.32 for the third quarter and for the first nine months of 2003, the same for the comparable nine months in 2002, but lower than the comparable quarter by 3 percent. Payable zinc production for the first nine months of 2003 was 229.8 million pounds. This is approximately the same as 2002 production adjusted for the Nanisivik mine, which closed in September of 2002.

Metal prices strengthened slightly during the third quarter while the US dollar weakened against other major currencies. The weakening US dollar continues to have a negative impact on miners and smelter that operate in non-US dollar currencies. While this is having a pronounced affect on the zinc industry, Breakwater is less affected than most of its competitors due to the fact that it maintains its debt in US dollars and its foreign operations incur a portion of their costs in US dollars.

The availability of zinc concentrate remained tight during the third quarter of 2003 and spot treatment charges remained low by historical standards.

On October 7, 2003 Breakwater issued 85.8 million subscription receipts, at a price of Cdn.$0.35 per subscription receipt, to raise approximately $30 million. The proceeds from the issue were escrowed subject to the satisfaction of certain conditions (the "Escrow Conditions") which include Breakwater reaching agreement with its lenders to:

1) pay down 50 percent of the non-revolving facility of US$17.6 million and supplemental term facility of US$6.5 million;
2) extend the balance of the non-revolving facility and the supplemental term facility, both due January 2, 2004, for a period of at least five years from October 7, 2003; and
3)   maintain the existing revolving facility;

under terms acceptable to the Corporation.

Upon satisfaction of the Escrow Conditions the proceeds will be released to Breakwater and the subscription receipts will be exchanged for 85.8 million common shares of Breakwater. If the Escrow Conditions are not satisfied by December 6, 2003 the proceeds will be used to repurchase the subscription receipts.

Based on the Cdn./US exchange rate at September 30, 2003 of $1.35 approximately $16.3 million of the proceeds will be required to pay down one-half of each of the non-revolving facility and the supplemental term facility. The remaining proceeds will be retained for general corporate and working capital purposes.

OTHER EXPENSES (INCOME)/NON-PRODUCING PROPERTY COSTS

General and administrative expenses were down slightly from the comparable nine month period of 2002. Interest and financing costs were significantly lower by $1.5 million (40 percent), at $2.2 million, due to lower levels of debt and interest rates for the Company's credit facilities. The strengthening of the Canadian/US exchange rate to $1.35 at the end of September from $1.58 at the end of December 2002 resulted in a non-cash foreign exchange gain of $9.6 million. The Company's debt is denominated in US dollars and acts as a hedge for operating costs incurred in currencies other than the US dollar.

Included in other non-producing property (income) costs is the gain of $10.3 million realized on the sale of the Lapa exploration property.

LIQUIDITY AND FINANCIAL POSITION

Working capital decreased from $22.3 million at December 31, 2002 to a deficit of $11.7 million at September 30, 2003 as a result of reclassification of $47.0 million of long-term debt at December 31, 2002 to current debt in 2003. If the long-term debt had been classified as short-term at December 31, 2002, working capital would have improved from a $24.7 million deficit in 2002 to a $11.7 million deficit at September 30, 2003.

The Company's credit facilities include a revolving facility of US$30.0 million and non-revolving facilities totaling US$24.1 million. The amounts available under the revolving facility are determined based on the values of concentrate inventories and receivables. As of September 30, 2003 US$10.8 million had been drawn under the revolving facility, down from US$16.0 million at the end of 2002. Total debt from December 31, 2002 was down by $25.2 million, $9.6 million due to the weakening US dollar, a non-cash item, while $15.6 million was repaid.

The balance of the credit facilities is due on January 2, 2004. At the current metal prices, cash flow from operations is sufficient to meet the Company's operating requirements but will not be sufficient to repay this debt when due. As a requirement of the Company's October equity issue a portion of the proceeds, when received, will be used to repay 50 percent of the outstanding non-revolving credit facilities, and the balance of the non-revolving facilities will be structured for repayment over the next five years. Management is confident that, subject to the satisfaction of the conditions of the $30 million financing the Company will be able to satisfy its financial obligations.

The advance royalty payment of $1.3 million (US$1.0 million) received as part of the Lapa sale in June is classified as a deferred royalty on the balance sheet, and will be brought into income when earned.

To secure environmental liabilities the Company posts surety bonds with various governments. For the Nanisivik mine, the Company posted $5.0 million in environmental bonds. These bonds expired on July 30, 2003 and the Company remains in discussions to provide alternative security to replace these bonds.

CAPITAL EXPENDITURES

Capital expenditures were $2.6 million for the third quarters of both 2003 and 2002. Capital expenditures for the full year of 2003 are expected to be $9.9 million, approximately 19 percent lower than previously forecast. Of this amount, $5.6 million is being spent on projects at El Toqui including an expansion of the mill. This compares with total capital expenditures of $11.0 million for 2002.

METAL PRICES

The following table sets forth the average realized metal prices for the three and nine month periods ended September 30, 2003 and 2002.


------------------------ ----------------------------- -----------------------------
METAL PRICES                   FIRST NINE MONTHS              THIRD QUARTER
------------------------ ----------------------------- -----------------------------
                                              CHANGE                        CHANGE
                            2003     2002       (%)      2003      2002       (%)
====================================================================================
Zinc (US$/lb)              0.355     0.352      0.9      0.368     0.341      7.9
------------------------ --------- --------- --------- --------- --------- ---------
Copper (US$/lb)            0.784     0.721      8.7      0.793     0.712     11.4
------------------------ --------- --------- --------- --------- --------- ---------
Lead (US$/lb)              0.208     0.219     (5.0)     0.213     0.221     (3.6)
------------------------ --------- --------- --------- --------- --------- ---------


------------------------ --------- --------- --------- --------- --------- ---------
Silver (US$/oz)             4.58      4.53      1.1       4.57      4.56      0.2
------------------------ --------- --------- --------- --------- --------- ---------
Gold (US$/oz)                354       303     16.8        351       316     11.1
------------------------ --------- --------- --------- --------- --------- ---------
Exchange rate, average
(US$/Cdn.$)                0.700     0.636     10.1      0.724     0.640     13.1
------------------------ --------- --------- --------- --------- --------- ---------

OPERATIONS SUMMARY

Production of zinc in concentrates in the third quarter of 2003 totaled 85 million pounds compared with 125 million pounds in the third quarter of 2002. Seventy percent of the reduction in zinc production is attributable to the closure of the Nanisivik mine at the end of the third quarter of 2002. Total cash costs for the third quarter of 2003 of US$0.32 per pound of payable zinc were 3 percent lower than for the same quarter of 2002. Total cash costs are calculated per pound of payable zinc produced during the period, and include all cash costs incurred and expensed at the minesite, plus treatment charges, shipping and marketing costs, net of by-product credits. Due to escalators and deescalators used in calculating smelter treatment charges, a change in the price of zinc changes treatment charges. This results in an increase or decrease in total cash costs of approximately $0.003 per pound of payable zinc for each one-cent change. A continuing concentrate shortage kept smelter treatment charges lower, which decreased total cash costs.

It is anticipated that the Company's 2003 total cash cost forecast of $0.32 per pound of payable zinc, as reported in the annual report, will be achieved. It is also expected, due to changes in the milling and mining plans at Bougrine that are more fully described later in this report, that the operations will fall slightly short of the target of 325 million payable pounds of zinc for 2003. The following table details the consolidated operating statistics as well as consolidated operating costs and total cash costs.


OPERATIONS SUMMARY
------------------------------- --------------------------- ---------------------------
                                         NINE MONTHS                THIRD QUARTER
                                --------------------------- ---------------------------
                                     2003          2002          2003         2002
=======================================================================================
Ore Milled (tonnes)               1,933,652      2,420,722      621,429       780,826
------------------------------- ------------- ------------- ------------- -------------
  Zinc (%)                              7.2            7.9          7.0           7.9
------------------------------- ------------- ------------- ------------- -------------
Concentrate Production
------------------------------- ------------- ------------- ------------- -------------
  Zinc (tonnes)                     231,910        320,511       72,609       104,033
------------------------------- ------------- ------------- ------------- -------------
  Copper (tonnes)                    18,368         28,076        5,345         6,938
------------------------------- ------------- ------------- ------------- -------------
  Lead (tonnes)                      14,953         14,252        4,501         4,264
------------------------------- ------------- ------------- ------------- -------------
  Gold (tonnes)                       2,015          3,933          661         1,761
------------------------------- ------------- ------------- ------------- -------------
Metal in Concentrates
------------------------------- ------------- ------------- ------------- -------------
  Zinc (tonnes)                     123,790        173,111       38,686        55,975
------------------------------- ------------- ------------- ------------- -------------
  Copper (tonnes)                     2,887          4,359          809         1,132
------------------------------- ------------- ------------- ------------- -------------
  Lead (tonnes)                      10,070          9,679        3,065         2,881
------------------------------- ------------- ------------- ------------- -------------
  Silver (ounces)                 1,602,556      2,409,547      505,871       717,376
------------------------------- ------------- ------------- ------------- -------------
  Gold (ounces)                      17,736         18,942        4,928         5,738
------------------------------- ------------- ------------- ------------- -------------
Minesite Operating Costs
------------------------------- ------------- ------------- ------------- -------------
  Per tonne milled (US$)              28.15          27.46        28.10         28.53
------------------------------- ------------- ------------- ------------- -------------


------------------------------- --------------------------- ---------------------------
                                         NINE MONTHS                THIRD QUARTER
                                --------------------------- ---------------------------
                                     2003          2002          2003         2002
=======================================================================================
Total Cash Costs
------------------------------- ------------- ------------- ------------- -------------
  Per lb payable zinc (US$)            0.32           0.32         0.32          0.33
------------------------------- ------------- ------------- ------------- -------------

Bouchard-Hebert Mine
--------------------

Production of zinc in concentrate decreased by 17 percent over the third quarter of 2002 as a result of mining in areas with a 20 percent lower zinc head grade. The total cash cost was US$0.32 per pound of payable zinc compared with US$0.28 for the same period in 2002. The cash cost per pound of payable zinc was higher quarter over quarter because of the decline in the US dollar. Because costs at Bouchard-Hebert are generally incurred in Canadian dollars, the recent weakening of the US dollar increased costs by US$0.03 per pound of payable zinc on a year to date basis. This increase was partially offset by higher gold credits.


------------------------------- --------------------------- ---------------------------
                                         NINE MONTHS                THIRD QUARTER
                                --------------------------- ---------------------------
                                     2003          2002          2003         2002
=======================================================================================
Ore Milled (tonnes)                 812,868        778,151      261,397       256,602
------------------------------- ------------- ------------- ------------- -------------
  Zinc (%)                              5.6            5.6          5.2           6.5
------------------------------- ------------- ------------- ------------- -------------
  Copper (%)                            0.4            0.6          0.3           0.5
------------------------------- ------------- ------------- ------------- -------------
  Silver (g/t)                           35             41           28            44
------------------------------- ------------- ------------- ------------- -------------
  Gold (g/t)                            1.1            1.2          1.0           1.0
------------------------------- ------------- ------------- ------------- -------------
Concentrate Production
------------------------------- ------------- ------------- ------------- -------------
  Zinc (tonnes)                      74,014         68,849       21,839        26,464
------------------------------- ------------- ------------- ------------- -------------
      Recovery (%)                     89.6           87.4         89.7          88.1
------------------------------- ------------- ------------- ------------- -------------
      Grade (%)                        55.0           54.8         55.4          55.3
------------------------------- ------------- ------------- ------------- -------------
  Copper (tonnes)                    18,368         28,076        5,345         6,938
------------------------------- ------------- ------------- ------------- -------------
      Recovery (%)                     80.3           84.9         78.9          82.0
------------------------------- ------------- ------------- ------------- -------------
      Grade (%)                        15.7           15.5         15.1          16.3
------------------------------- ------------- ------------- ------------- -------------
Metal in Concentrates
------------------------------- ------------- ------------- ------------- -------------
  Zinc (tonnes)                      40,744         37,736       12,105        14,634
------------------------------- ------------- ------------- ------------- -------------
  Copper (tonnes)                     2,887          4,359          809         1,132
------------------------------- ------------- ------------- ------------- -------------
  Silver (ounces)                   259,668        378,097       49,695       123,228
------------------------------- ------------- ------------- ------------- -------------
  Gold (ounces)                      15,956         14,939        4,354         4,193
------------------------------- ------------- ------------- ------------- -------------
Minesite Operating Costs
------------------------------- ------------- ------------- ------------- -------------
  Per tonne milled (Cdn.$)            34.93          34.82        33.27         36.53
------------------------------- ------------- ------------- ------------- -------------
Total Cash Costs
------------------------------- ------------- ------------- ------------- -------------
  Per lb payable zinc (US$)            0.30           0.28         0.32          0.28
------------------------------- ------------- ------------- ------------- -------------

An in-hole induced polarization geophysical survey was carried out in several of the drill holes to the west of the shaft and in two underground drill holes, resulting in the detection of three geophysical anomalies that warrant further exploration. Two of the anomalies were detected at 700 metres below surface and the third was more than 1,800 metres below surface.

As previously disclosed, plans have been prepared for an aggressive new drilling program around the mine consisting of more than 17,000 metres of drilling, 110 kilometres of line cutting and IP. This work awaits funding.

Bougrine Mine
-------------

Production of zinc in concentrate for the third quarter of 2003 decreased by 11 percent over the same period in 2002, while the total cash cost increased to US$0.38 per pound of payable zinc from US$0.36. Mine operating costs on a per tonne milled basis were higher in the third quarter of 2003 than the comparable quarter of 2002 due to an increase in the rail and power rates, and the increase in the Tunisian Dinar/US dollar exchange rate. In an effort to improve mill efficiencies, commencing in September, milling operations were scheduled at six days per week with mining continuing on a seven-day-per-week basis. This will allow for the stockpiling of ore in order to blend the feed to the mill. While this change will improve the operation's overall efficiency, it does entail lowering production targets.


------------------------------- --------------------------- ---------------------------
                                         NINE MONTHS                THIRD QUARTER
                                --------------------------- ---------------------------
                                     2003          2002          2003         2002
=======================================================================================
Ore Milled (tonnes)                 308,855        311,549       88,197        97,363
------------------------------- ------------- ------------- ------------- -------------
  Zinc (%)                             10.2            9.5          9.9           9.8
------------------------------- ------------- ------------- ------------- -------------
  Lead (%)                              1.4            1.5          1.4           1.3
------------------------------- ------------- ------------- ------------- -------------
Concentrate Production
------------------------------- ------------- ------------- ------------- -------------
  Zinc (tonnes)                      47,162         44,247       13,110        14,775
------------------------------- ------------- ------------- ------------- -------------
      Recovery (%)                     82.0           81.9         82.1          84.7
------------------------------- ------------- ------------- ------------- -------------
      Grade (%)                        54.7           54.7         54.8          54.5
------------------------------- ------------- ------------- ------------- -------------
  Lead (tonnes)                       4,887          5,249        1,485         1,291
------------------------------- ------------- ------------- ------------- -------------
      Recovery (%)                     72.8           76.1         75.1          69.0
------------------------------- ------------- ------------- ------------- -------------
      Grade (%)                        65.9           66.3         64.2          64.5
------------------------------- ------------- ------------- ------------- -------------
  Metal in Concentrates
------------------------------- ------------- ------------- ------------- -------------
  Zinc (tonnes)                      25,802         24,220        7,182         8,055
------------------------------- ------------- ------------- ------------- -------------
  Lead (tonnes)                       3,219          3,479          954           833
------------------------------- ------------- ------------- ------------- -------------
Minesite Operating Costs
------------------------------- ------------- ------------- ------------- -------------
  Per tonne milled (US$)              36.46          32.20        39.31         35.77
------------------------------- ------------- ------------- ------------- -------------
Total Cash Costs
------------------------------- ------------- ------------- ------------- -------------
  Per lb payable zinc (US$)            0.36           0.36         0.38          0.36
------------------------------- ------------- ------------- ------------- -------------

Exploration activities during the third quarter focussed on the Bou Khil property, 38 road-kilometres northeast of the Bougrine mine. Several lenses of zinc-lead and celestite mineralization have been identified in this historic mining district.

The exploration lease for Bou Khil was issued in July and drilling commenced in late August. The goal of the first drill program is to confirm earlier drill results in the core of the deposit, obtain samples for metallurgical testing and provide sufficient information for an initial resource estimation. It is planned to drill five holes totaling 1,000 metres. Hole BBK-01 was completed during the quarter and returned two higher-grade intervals of 7.85 metres grading 10.4 percent zinc and 4.0 metres grading 10.1 percent zinc.

El Mochito Mine
---------------

Production of zinc in concentrate decreased by 5 percent in the third quarter of 2003 as a result of lower production which was partially offset by higher grades, while lead production increased by 3 percent over the same period in 2002. Total cash costs decreased by 17 percent to US$0.28 per pound of payable zinc from US$0.34 in the third quarter of 2002. The reduction in total cash costs per pound of payable zinc is attributable to lower treatment charges, higher by-product credits and continued improvements in operating efficiencies.


------------------------------- --------------------------- ---------------------------
                                         NINE MONTHS                THIRD QUARTER
                                --------------------------- ---------------------------
                                     2003           2002          2003         2002
=======================================================================================
Ore Milled (tonnes)                 487,144        501,114      163,867       173,948
------------------------------- ------------- ------------- ------------- -------------
  Zinc (%)                              7.3            7.6          7.6           7.4
------------------------------- ------------- ------------- ------------- -------------
  Lead (%)                              1.7            1.5          1.6           1.4
------------------------------- ------------- ------------- ------------- -------------
  Silver (g/t)                           85             91           84            82
------------------------------- ------------- ------------- ------------- -------------
Concentrate Production
------------------------------- ------------- ------------- ------------- -------------
  Zinc (tonnes)                      62,919         68,055       22,216        23,162
------------------------------- ------------- ------------- ------------- -------------
      Recovery (%)                     92.0           93.1         92.3          93.6
------------------------------- ------------- ------------- ------------- -------------
      Grade (%)                        52.0           52.1         51.8          52.1
------------------------------- ------------- ------------- ------------- -------------
  Lead (tonnes)                      10,066          9,003        3,016         2,973
------------------------------- ------------- ------------- ------------- -------------
      Recovery (%)                     81.9           80.6         81.0          80.8
------------------------------- ------------- ------------- ------------- -------------
      Grade (%)                        68.1           68.9         70.0          68.9
------------------------------- ------------- ------------- ------------- -------------
Metal in Concentrates
------------------------------- ------------- ------------- ------------- -------------
  Zinc (tonnes)                      32,744         35,478       11,499        12,064
------------------------------- ------------- ------------- ------------- -------------
  Lead (tonnes)                       6,851          6,200        2,111         2,048
------------------------------- ------------- ------------- ------------- -------------
  Silver (ounces)                 1,183,179      1,296,185      393,943       410,926
------------------------------- ------------- ------------- ------------- -------------
Minesite Operating Costs
------------------------------- ------------- ------------- ------------- -------------
  Per tonne milled (US$)              29.49          28.35        29.14         27.26
------------------------------- ------------- ------------- ------------- -------------
Total Cash Costs
------------------------------- ------------- ------------- ------------- -------------
  Per lb payable zinc (US$)            0.29           0.32         0.28          0.34
------------------------------- ------------- ------------- ------------- -------------

Exploration continues to focus on the extension of known mineral trends at El Mochito. Mineable reserves are being augmented by sectional drilling on trend with existing mineable reserve blocks. The search for new zones along productive trends continues to yield intriguing results that support further exploration in these areas.

El Toqui Mine
-------------

At El Toqui, production of zinc in concentrate decreased by 13 percent in the third quarter of 2003 while the total cash cost was US$0.35 per pound of payable zinc compared with US$0.31 in the same period in 2002. For the first nine months of 2003 increased unit costs were due to the decline in the zinc and gold head grades. As well, construction and installation of the new crushing system necessitated the temporary use of a portable crusher, which added approximately US$0.52 per tonne to minesite operating costs. The new crusher was commissioned in early July 2003 and minesite operating costs decreased during the third quarter of 2003 by US$0.99 per tonne (4 percent) from the second quarter of 2003. The new crushing plant has significantly greater capacity than the existing facility and will increase operating efficiency. Work continues on the grinding and dewatering sections of the milling circuit to increase the total mill throughput by 25 percent. This work is expected to be completed by the second quarter of 2005.


------------------------------- --------------------------- ---------------------------
                                         NINE MONTHS                THIRD QUARTER
                                --------------------------- ---------------------------
                                     2003          2002          2003         2002
=======================================================================================
Ore Milled (tonnes)                 324,785        313,364      107,968       109,263
------------------------------- ------------- ------------- ------------- -------------
  Zinc (%)                              8.2            9.1          8.0           9.1
------------------------------- ------------- ------------- ------------- -------------
  Gold (g/t)                            0.3            0.8          0.3           0.8
------------------------------- ------------- ------------- ------------- -------------
Concentrate Production
------------------------------- ------------- ------------- ------------- -------------
  Zinc (tonnes)                      47,815         51,716       15,444        18,126
------------------------------- ------------- ------------- ------------- -------------
      Recovery (%)                     92.0           91.8         91.9          91.5
------------------------------- ------------- ------------- ------------- -------------
      Grade (%)                        51.2           50.6         51.2          50.3
------------------------------- ------------- ------------- ------------- -------------
  Gold (tonnes)                       2,015          3,933          661         1,761
------------------------------- ------------- ------------- ------------- -------------
      Recovery (%)                     32.8           51.2         29.7          55.4
------------------------------- ------------- ------------- ------------- -------------
      Grade (g/t)                      16.1           31.7         15.8          27.4
------------------------------- ------------- ------------- ------------- -------------
Metal in Concentrates
------------------------------- ------------- ------------- ------------- -------------
  Zinc (tonnes)                      24,500         26,163        7,900         9,113
------------------------------- ------------- ------------- ------------- -------------
  Gold (ounces)                       1,780          4,003          574         1,545
------------------------------- ------------- ------------- ------------- -------------
  Silver (ounces)                   159,709        207,216       62,233        69,417
------------------------------- ------------- ------------- ------------- -------------
Minesite Operating Costs
------------------------------- ------------- ------------- ------------- -------------
  Per tonne milled (US$)              27.50          26.08        27.06         24.22
------------------------------- ------------- ------------- ------------- -------------
Total Cash Costs
------------------------------- ------------- ------------- ------------- -------------
  Per lb payable zinc (US$)            0.34           0.32         0.35          0.31
------------------------------- ------------- ------------- ------------- -------------

In exploration activities additional drill targets were delineated as a result of a recent diamond drill program on the Concordia property. As well, work advanced on the production of a new geological surface map for the entire district and a new geologic model is being prepared with this information. Regional exploration at the Cerro Colorado and La Leona properties targeted zinc, other base metals and gold skarn mineralization. Other work included prospecting and stream sediment sampling within two new areas, 25 kilometres south of El Toqui. Assay results are expected during the fourth quarter of 2003 and additional work will be targeted to determine the size and potential of both areas.

Langlois Mine
-------------

During the second quarter, the results of the updated SRK Consulting (SRK) feasibility study for the Langlois mine were announced. The 2003 feasibility study includes 419,600 tonnes of new mineral reserves in Zone 97 at a grade of
8.1 percent zinc, 1.7 percent copper, 46.9 grams of silver per tonne and 0.1 grams of gold per tonne. These new reserves were proven up following a 28 hole, 11,511 metre in-fill drill program which was completed in April 2003.

The 2003 SRK feasibility study now estimates that the total net pre-tax cash flow will be $71.1 million, based on the metal prices shown in Table I. The internal rate of return has increased to 25.3 percent, and the NPV at 8.0 percent has increased to $30.9 million.

                    Table I - Metal Prices and Exchange Rate

                        --------------------------------
                         Zinc              US$0.50/lb
                        --------------------------------
                         Copper            US$0.80/lb
                         Silver            US$5.00/oz
                         Gold              US$343/oz
                         Exchange Rate     US$0.70/Cdn$
                        --------------------------------

When a long-term zinc price of US$0.45 per pound is used for the 2003 SRK feasibility study the total net pre-tax cash flow decreases to $41.5 million, the internal rate of return is 15.2 percent and the NPV at 8.0 percent is $12.6 million.

An estimated $38.2 million in capital is required over the life of the mine, of which approximately $16.4 million must be expended prior to the start of production.

The Company is reviewing several strategies aimed at further improving the economics of the mine, including rationalizing concentrate freight rates, new and improved mining and equipment cost information and improved power costs. A decision to reopen the Langlois mine awaits the completion of this study (expected in December 2003) and the appropriate financing.

The 2003 SRK feasibility study can be accessed at www.sedar.com by advancing to Breakwater's public documents.

Nanisivik Mine
--------------

At Nanisivik operations ceased on September 30, 2002. Reclamation activities continued during the quarter and as well, CanZinco Ltd., a wholly owned subsidiary of Breakwater, continued discussions with the Government of Nunavut on alternative uses for the existing infrastructure. Discussions were also held with regard to utilizing the reclamation activities at Nanisivik as an industrial training exercise, partially funded by the federal and territorial governments and various agencies.

On June 17, 2003 an agreement was concluded with Wolfden Resources Inc. for the purchase of the Nanisivik industrial complex, including the ship loading facility and the concentrate storage shed. Wolfden has agreed to reclaim the industrial complex site, to the satisfaction of CanZinco and the regulators involved. In return, Wolfden will receive the milling equipment and related infrastructure, four of the five diesel-electric generators on site, the ship loading facility and the concentrate storage shed. Wolfden will dismantle the DMS plant and prepare it for shipment for CanZinco. Wolfden must post $2.0 million of financial security prior to commencing with the dismantling of the facility. The security is to be released when CanZinco and the regulators are satisfied that the necessary reclamation work has been completed. Work in this regard has yet to commence pending the posting of the security described above.


------------------------------- --------------------------- ---------------------------
                                        NINE MONTHS                THIRD QUARTER
                                --------------------------- ---------------------------
                                     2003          2002         2003          2002
=======================================================================================
Ore Milled (tonnes)                       -        516,544            -       143,650
------------------------------- ------------- ------------- ------------- -------------
  Zinc (%)                                -           10.0            -           8.9
------------------------------- ------------- ------------- ------------- -------------
  Silver (g/t)                            -             42            -            35
------------------------------- ------------- ------------- ------------- -------------
Concentrate Production
------------------------------- ------------- ------------- ------------- -------------
  Zinc (tonnes)                           -         87,644            -        21,506
------------------------------- ------------- ------------- ------------- -------------
      Recovery (%)                        -           96.0            -          94.9
------------------------------- ------------- ------------- ------------- -------------
      Grade (%)                           -           56.5            -          56.3
------------------------------- ------------- ------------- ------------- -------------
Metal in Concentrate
------------------------------- ------------- ------------- ------------- -------------
  Zinc (tonnes)                           -         49,514            -        12,109
------------------------------- ------------- ------------- ------------- -------------
  Silver (ounces)                         -        528,049            -       113,805
------------------------------- ------------- ------------- ------------- -------------
Minesite Operating Costs
------------------------------- ------------- ------------- ------------- -------------
  Per tonne milled (Cdn.$)                -          51.34            -         59.47
------------------------------- ------------- ------------- ------------- -------------
Total Cash Costs
------------------------------- ------------- ------------- ------------- -------------
  Per lb payable zinc (U.S.$)             -           0.34            -          0.36
------------------------------- ------------- ------------- ------------- -------------

OUTLOOK

Total cash costs were US$0.32 per pound of payable zinc during the first nine months of 2003, equal to the Company's forecast. Production from Breakwater's four operating mines was slightly behind the 2003 target to produce 325 million pounds of zinc for the year.

Following is a table showing the bank non-revolving debt at September 30, 2003 and a summary showing the application of a portion of the financing previously discussed in the Overview section assuming the funds raised are released from escrow.


                             Debt at September 30, 2003    Debt - Post Financing
--------------------------------------------------------------------------------
Non-Revolving Facility                    US$17,631,000             US$8,815,500
Supplemental Term Facility                 US$6,500,000             US$3,250,000
--------------------------------------------------------------------------------
Total                                     US$24,131,000            US$12,065,500
--------------------------------------------------------------------------------

In addition, assuming the repayment of 50 percent of the non-revolving debt and terming out the balance of the debt, the working capital deficit moves strongly to positive working capital as illustrated in the following table.


Working Capital Deficit at September 30, 2003                      ($11,741,000)
Equity Issue (net of expenses of issue)                             $28,000,000
Restructured Term-Facilities Reclassified as Long-Term Debt         $16,293,000
--------------------------------------------------------------------------------
Working Capital After Equity Issue and Debt Restructuring           $32,552,000
--------------------------------------------------------------------------------

Although LME zinc inventory remained relatively high during the third quarter of 2003, prices responded to improving sentiment toward base metals in general and zinc in particular. Economic indicators from the US suggest that the US economy is gradually improving. Improving US demand in conjunction with continued strong Chinese demand is a positive development for the zinc industry.

Net zinc metal exports from China have declined by approximately 40 percent year to date compared with 2002. Strong Chinese metal consumption continues to offset less robust consumption in Europe and North America.

Recent announcements of production cutbacks and mine closures due to the low zinc price have produced a shortfall in zinc concentrates resulting in lower treatment charges. Most recent is the announcement of the sale and temporary closure of the Leonard Shelf mine in Australia. In addition, the recent weakness in the US dollar is placing financial pressure on smelters. Smelter closures include Avonmouth in the U.K., Cockle Creek in Australia, Noyelles-Godault in France and the temporary closure of Portovesme in Sardinia. There have also been several short-term shutdowns and expansions postponed.

The price of zinc is the prime determinant of the Company's earnings and cash flow. We previously reported that each US$0.01 per pound change in the price of zinc would change 2003 earnings and cash flow by approximately $4.2 million based on the 2003 annual budget. This was based on a US/Cdn. exchange rate of $0.64. The strengthening of the Canadian dollar to US$0.75 reduces this sensivity to approximately $3.4 million on an annualized basis. Looking forward to 2004 each US$0.01 change in the price of zinc will change 2004 earnings and cash flow by approximately $3.0 million at the US/Cdn exchange rate of $0.75.

The market factors outlined above combined with the $30 million financing and the recent improvement in the price of zinc allows Breakwater to renew its active pursuit of growth opportunities both internally and externally.

For further information please contact:

Colin K. Benner                             Rene R. Galipeau
President and Chief Executive Officer       Executive Vice President
(416) 363-4798 Ext. 269                     And Chief Financial Officer
                                            (416) 363-4798 Ext. 260


BREAKWATER RESOURCES LTD.
CONSOLIDATED BALANCE SHEETS
As at September 30, 2003 and December 31, 2002
(Expressed in thousands of Canadian dollars)
----------------------------------------------------------------------------------------------------------
                                                                          SEPTEMBER 30,       December 31,
                                                                              2003                2002
==========================================================================================================
ASSETS                                                                     (Unaudited)
CURRENT ASSETS
Cash and cash equivalents                                                 $      2,210        $      6,435
Restricted cash                                                                  3,950                   -
Accounts receivable - concentrate                                                1,860              17,061
Other receivables                                                                5,730               6,921
Concentrate inventory                                                           19,493              25,340
Materials and supplies inventory                                                24,812              28,967
Prepaid expenses and other current assets                                        2,781               2,387

----------------------------------------------------------------------------------------------------------
                                                                                60,836              87,111
RECLAMATION DEPOSITS                                                             1,612               1,387
MINERAL PROPERTIES AND FIXED ASSETS                                            113,876             134,882
----------------------------------------------------------------------------------------------------------
                                                                          $    176,324        $    223,380
==========================================================================================================
LIABILITIES
CURRENT LIABILITIES
Accounts payable and accrued liabilities                                  $     18,949        $     25,577
Provisional payments for concentrate inventory shipped and not priced            1,411               8,642
Short-term debt including current portion of long-term debt                     51,768              30,227
Income and mining taxes payable                                                    449                 381
----------------------------------------------------------------------------------------------------------
                                                                                72,577              64,827
DEFERRED ROYALTY                                                                 1,340                   -
LONG-TERM DEBT                                                                   1,730              48,438
RECLAMATION AND CLOSURE COST ACCRUALS                                           11,842              13,697
FUTURE TAX LIABILITIES                                                             796                 822
----------------------------------------------------------------------------------------------------------
                                                                                88,285             127,784
----------------------------------------------------------------------------------------------------------

SHAREHOLDERS' EQUITY
Capital stock                                                                  258,593             257,759
Common shares to be issued                                                           -                 618
Contributed surplus                                                              1,582               1,582
Deficit                                                                       (172,064)           (178,855)
Cumulative translation adjustments                                                 (72)             14,492
----------------------------------------------------------------------------------------------------------
                                                                                88,039              95,596
----------------------------------------------------------------------------------------------------------
                                                                          $    176,324        $    223,380
==========================================================================================================


CONSOLIDATED STATEMENTS OF OPERATIONS AND DEFICIT

For the Periods Ended September 30, 2003 and 2002
(Expressed in thousands of Canadian dollars except share and per share amounts)
(Unaudited)
-----------------------------------------------------------------------------------------------------------------------
                                                             Three Months Ended                Nine Months Ended

                                                                SEPTEMBER 30,                   SEPTEMBER 30,
                                                           2003            2002             2003            2002
=======================================================================================================================
Gross sales revenue                                   $      41,624    $      74,455          156,201    $    201,142
Treatment and marketing costs                                14,705           35,868           61,808          90,604
-----------------------------------------------------------------------------------------------------------------------
Net revenue                                                  26,919           38,587           94,393         110,538
-----------------------------------------------------------------------------------------------------------------------
OPERATING COSTS
Direct operating costs                                       22,723           42,284           81,574          98,879
Depreciation and depletion                                    5,878            6,641           17,628          19,358
Reclamation and closure costs                                   540              681            1,688           2,927
-----------------------------------------------------------------------------------------------------------------------
                                                             29,141           49,606          100,890         121,164
-----------------------------------------------------------------------------------------------------------------------
LOSS FROM MINING ACTIVITIES                                  (2,222)         (11,019)          (6,497)        (10,626)
-----------------------------------------------------------------------------------------------------------------------
OTHER EXPENSES (INCOME)
General and administrative                                    1,068            1,353            3,749           4,114
Interest and financing                                          658            1,253            2,242           3,738
Investment and other income and other foreign
  exchange adjustment                                          (343)            (397)            (950)           (470)
Foreign exchange (gain) loss on U.S. dollar
  denominated debt                                              146            3,820           (9,625)           (456)
-----------------------------------------------------------------------------------------------------------------------
                                                              1,529            6,029           (4,584)          6,926
-----------------------------------------------------------------------------------------------------------------------
LOSS BEFORE THE FOLLOWING:                                   (3,751)         (17,048)          (1,913)        (17,552)
-----------------------------------------------------------------------------------------------------------------------

Other non-producing property (income) costs                     317              384           (8,879)            483
Income and mining taxes                                          25             (502)             175            (181)
-----------------------------------------------------------------------------------------------------------------------
                                                                342             (118)          (8,704)            302
-----------------------------------------------------------------------------------------------------------------------
NET (LOSS) EARNINGS                                          (4,093)         (16,930)           6,791         (17,854)
DEFICIT - BEGINNING OF PERIOD                              (167,971)        (159,892)        (178,855)       (158,968)
=======================================================================================================================
DEFICIT - END OF PERIOD                               $    (172,064)   $    (176,822)        (172,064)   $   (176,822)
=======================================================================================================================
(LOSS) EARNINGS PER SHARE - BASIC                     $       (0.02)   $       (0.09)    $       0.03    $      (0.11)
=======================================================================================================================
DILUTED EARNINGS PER COMMON SHARE                     $         N/A    $         N/A     $       0.03    $        N/A
=======================================================================================================================
WEIGHTED-AVERAGE NUMBER OF COMMON
SHARES OUTSTANDING AFTER BONUS ELEMENT                  197,012,000      192,737,000      196,404,000     157,996,000
=======================================================================================================================


CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Periods Ended September 30, 2003 and 2002
(Expressed in thousands of Canadian dollars)
(Unaudited)
-----------------------------------------------------------------------------------------------------------------------------
                                                                   Three Months Ended               Nine Months Ended

                                                                       SEPTEMBER 30,                  SEPTEMBER 30,
                                                                 2003             2002           2003              2002
=============================================================================================================================
CASH PROVIDED FROM (USED FOR)
OPERATING ACTIVITIES
Net (loss) earnings                                           $   (4,093)     $   (16,930)    $     6,791       $   (17,854)
Non-cash items:
  Depreciation and depletion                                        5,878           6,641          17,628            19,358
  Gain on sale of property                                              -               -         (10,336)                -
  Foreign exchange (gain) loss on U.S. dollar denominated
      debt and other non-cash items                                   559           3,952          (8,155)            2,329
  Future income taxes                                                 (35)            -               (26)                -
  Reclamation and closure cost accruals                               540             681           1,688             2,927
-----------------------------------------------------------------------------------------------------------------------------
                                                                    2,849          (5,656)          7,590             6,760
Payment of reclamation and closure costs                           (1,192)         (1,180)         (3,413)           (2,029)
Changes in non-cash working capital items                            (801)         18,164           7,832           (11,827)
-----------------------------------------------------------------------------------------------------------------------------
                                                                      856          11,328          12,009            (7,096)
-----------------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
  Decrease (increase) in restricted cash                            6,791               -          (3,950)                -
  Issue of common shares for cash                                      63            (170)            166            17,848
  (Decrease) increase in debt                                      (7,350)        (11,385)        (14,976)            5,372
-----------------------------------------------------------------------------------------------------------------------------
                                                                     (496)        (11,555)        (18,760)           23,220
-----------------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
  Reclamation deposits                                                (75)            (75)           (225)              (75)
  Mineral properties and fixed assets                              (2,582)         (2,859)         (7,865)           (7,122)
  Proceeds from sale of property                                        -               -          10,616                 -
-----------------------------------------------------------------------------------------------------------------------------
                                                                   (2,657)         (2,934)          2,526            (7,197)
-----------------------------------------------------------------------------------------------------------------------------
(DECREASE) INCREASE IN CASH                                        (2,297)         (3,161)         (4,225)            8,927
CASH AND CASH EQUIVALENTS - BEGINNING OF PERIOD                     4,507          15,393           6,435             3,305
-----------------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS - END OF PERIOD                     $     2,210     $    12,232     $     2,210       $    12,232
=============================================================================================================================


SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for:
  Interest                                                    $       604     $     1,249     $     1,988       $     2,660
  Income and mining taxes                                     $         9     $         -     $       133       $       328